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                                                                     EXHIBIT 5.1

                           [TOBIN & TOBIN LETTERHEAD]

                                 August 27, 2002

The Board of Directors
Redwood Trust, Inc.
591 Redwood Highway
Suite 3100
Mill Valley, CA  94941

        Re:    Registration Statement on Form S-3
               Redwood Trust, Inc.
               Direct Stock Purchase and Dividend Reinvestment Plan

Dear Ladies and Gentlemen:

        We have acted as your counsel in connection with the public offering by Redwood Trust, Inc., a Maryland corporation (the "Company"), of an aggregate of up to $100,000,000 worth of the Company's common stock, par value $0.01 per share ("Common Stock") that the Company may, from time to time, issue and sell pursuant to its Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan").

        This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

        In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(a) the Registration Statement on Form S-3, relating to the Securities, to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act, (the "Registration Statement"), (b) the Articles of Incorporation of the Company, including all amendments and supplements thereto (collectively, the Articles of Incorporation"); (c) the Bylaws of the Company; and (d) resolutions of the Board of Directors of the Company relating to the filing of the Registration Statement and the authorization for issuance of shares of Common Stock under the Plan (the "Shares"). We have also examined such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or

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Redwood Trust, Inc.
August 27, 2002
Page 2


written statements and representations of the officers and other representatives of the Company and others.

        Members of our firm are admitted to the practice of law in the States of California and New York, and we do not express any opinion as to the laws of any other jurisdictions other than the corporate laws of the State of Maryland and the laws of the United States to the extent specifically addressed herein.

        Based upon the foregoing, in our opinion:

        1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

        2. All Shares offered and sold in accordance with the Plan will be validly issued and outstanding and will be fully paid and nonassessable.

        We consent to the filing of this opinion with the Commission as Exhibit
5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                             Very truly yours,

                                             TOBIN & TOBIN


                                             /s/ Phillip R. Pollock
                                             ------------------------
                                                 Phillip R. Pollock



cc: Mr. George E. Bull III, Redwood Trust, Inc.